                          Exhibit C1

NEES ENERGY, INC.
Statement of Cash Flows
(Thousands of Dollars)
For the Twelve Months Ended December 31, 2000
(Unaudited, Subject to Adjustment)

[S]          [C]
Operating activities:
     Net income (loss)     $    (224)

     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

          Depreciation and amortization     2,650
          (Increase) decrease in accounts receivable and
            unbilled revenue     (18,117)
          (Increase) decrease in inventory     6,367
          (Increase) decrease in asset held for sale-AllEnergy     161,717
          (Increase) decrease in prepaid and other
            current assets     3,282
          Increase (decrease) in accounts payable     (366)
          Increase (decrease) in other current liabilities     (13,995)
          Other, net     (22,886)
                    ---------
Net cash provided by (used in) operating activities     118,428
                    ---------

Investing activities:
     Fixed asset expenditures     (987)
                    ---------
Net cash used in investing activities     (987)
                    ---------

Financing Activities:
     Change in subordinated notes payable to parent     (124,411)
     Increase (decrease) in long-term debt     (79)
                    ---------
Net cash provided by financing activities     (124,490)
                    ---------

Net increase (decrease) in cash and cash equivalents     (7,049)

Cash and cash equivalents at beginning of period     13,477

Cash included with asset held for sale     (5,499)
                    ---------
Cash and cash equivalents at end of period     $     929
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